Exhibit 12.1

CLOUD PEAK ENERGY INC.

COMPUTATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES (1)

(In  Thousands, Except Ratio Data)

	Nine Months Ended September 30,
	2011		2010		2009		2008		2007		2006
Earnings:
Income from continuing operations before income tax benefit (provision), earnings (loss) from unconsolidated affiliates and minority interest	$141,811		$145,990		$249,340		$109,140		$69,377		$53,689
Amortization of capitalized interest	1,026		1,368		1,363		1,342		1,245		934
Distributions of income from equity investments	2,000		35		4,000		4,750		—		—
Capitalized interest	(30,742)		(24,492)		(15,484)		(6,558)		(1,802)		(5,013)
Fixed charges	58,615		71,816		22,038		27,366		43,325		44,152
Adjusted income from continuing operations before income tax provision	$172,710		$194,717		$261,257		$136,040		$112,145		$93,762
Fixed charges:
Interest expense	$27,520		$46,938		$5,992		$20,376		$40,930		$38,785
Capitalized interest	30,742		24,492		15,484		6,558		1,802		5,013
Interest within rental expense	353		386		562		432		593		354
Total fixed charges	$58,615		$71,816		$22,038		$27,366		$43,325		$44,152

Ratio of earnings to fixed charges	2.9	x	2.7	x	11.9	x	5.0	x	2.6	x	2.1	x

CLOUD PEAK ENERGY RESOURCES LLC

	Nine Months Ended September 30,
	2011		2010		2009		2008		2007		2006
Earnings:
Income from continuing operations before income tax benefit (provision), earnings (loss) from unconsolidated affiliates and minority interest	$161,666		$165,728		$249,340		$109,140		$69,377		$53,689
Amortization of capitalized interest	1,026		1,368		1,363		1,342		1,245		934
Distributions of income from equity investments	2,000		35		4,000		4,750		—		—
Capitalized interest	(30,742)		(24,492)		(15,484)		(6,558)		(1,802)		(5,013)
Fixed charges	58,615		71,816		22,038		27,366		43,325		44,152
Adjusted income from continuing operations before income tax provision	$192,565		$214,455		$261,257		$136,040		$112,145		$93,762
Fixed charges:
Interest expense	$27,520		$46,938		$5,992		$20,376		$40,930		$38,785
Capitalized interest	30,742		24,492		15,484		6,558		1,802		5,013
Interest within rental expense	353		386		562		432		593		354
Total fixed charges	$58,615		$71,816		$22,038		$27,366		$43,325		$44,152

Ratio of earnings to fixed charges	3.3	x	3.0	x	11.9	x	5.0	x	2.6	x	2.1	x

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations, (ii) interest expense, net, including the portion of rents representative of an interest factor, (iii) amortization of debt issue costs and capitalized interest, (iv) distributions from equity investments and (v) capitalized interest. Fixed charges consist of interest expense, net, amortization of debt issue costs, and the portions of rents representative of an interest factor.